Exhibit 99.1

Wellesley Bancorp, Inc. announces the opening of its newest branch and reports results for the quarter ended March 31, 2012

WELLESLEY, Mass.--(BUSINESS WIRE)--April 30, 2012--Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the “Company”), the holding company for Wellesley Bank (the “Bank”) reported a net loss of $553,000 for the quarter ended March 31, 2012, compared to net income of $492,000 for the same period in 2011. The Bank completed its mutual-to-stock conversion (the “conversion”) and the Company’s public offering on January 25, 2012. The 2012 results reflect a one-time $1.8 million pre-tax contribution to a charitable foundation formed in connection with the conversion. In addition, the 2011 results reflect the Bank on a consolidated basis and do not include the Company which was not an operating company during 2011. Earnings per share information is not presented for periods where the shares were not outstanding for the entire period.

The Company also announced the opening of its third branch on April 2, 2012 in Wellesley at 29 Washington Street in the Wellesley Lower Falls section of town. At this new state-of-the-art location we look forward to providing convenient banking services for our existing and prospective customers to include ATM services, night deposit and an onsite residential lender.

Thomas J. Fontaine, President and Chief Executive Officer of the Company, expressed his gratitude to the community for supporting the recent stock conversion and indicated the Company’s commitment to building profitable lending and deposit relationships, and continuing to provide the products and services required by our customers. “Our newest branch allows us to extend our service reach to additional markets in the Wellesley and Newton communities, and positions the Company to achieve our goals for growth”, he said. In reviewing the results of the recent quarter, he also noted the $1.8 million pre-tax contribution made by the Company in January to fund the Wellesley Bank Charitable Foundation (the “Foundation”) which was established to allow the Company to continue to support the many worthy community programs within our town and surrounding communities.

Net Income

With respect to the most recent quarterly results, the decrease in earnings for the three month period was primarily a result of the $1.8 million pre-tax ($1.1 million after tax) contribution to the Foundation, which was co-incident with the completion of our conversion. Exclusive of this contribution, pre-tax earnings for the three month period ending March 31, 2012 increased $50,000 compared to the three month period ended March 31, 2011. The provision for loan losses declined in 2012 for the three-month period to $150,000 compared to $300,000 in 2011 as impaired loans have declined during the 2012 quarter. Net income for the 2012 quarter would have increased slightly to $527,000 from $492,000 in the 2011 quarter exclusive of this nonrecurring contribution expense.

Net interest income increased 9.8% to $2.8 million for the three month period ended March 31, 2012 from $2.5 million in the comparable 2011 period. The increase was largely due to the reduction in interest expense as we reduced our balances of higher cost Federal Home Loan Bank advances, and as deposit costs declined due to the generally lower interest rate environment. The net interest margin was 3.81% for the 2012 three month period, compared to 4.02% for the 2011 period.

For the three months ended March 31, 2012, noninterest expense, exclusive of the contribution to the Foundation, increased $358,000 to $1.9 million, compared to $1.6 million for the 2011 period. Salaries and employee benefits were $1.1 million for the three months ended March 31, 2012, compared to $942,000 in 2011 as staff was added for our new branch and we appointed a new president of Wellesley Investment Partners, our investment advisory subsidiary. Occupancy and equipment expense increased $88,000 to $286,000 for the three-month period ended March 31, 2012, compared to $198,000 in 2011. These increases primarily resulted from rent increases and costs associated with our new branch which opened on April 2, 2012. Partially offsetting these increases, the Company benefited from reductions in FDIC assessments in 2012 as assessments decreased $37,000 for the three-month period ended March 31, 2012 compared to 2011 levels.

Balance Sheet Growth

Total assets were $314.2 million at March 31, 2012, representing an increase of $11.0 million compared to December 31, 2011. The increase was reflected in an increase in loans and an increase in securities available for sale. As of December 31, 2011, funds received in connection with the Company’s public offering, in the amount of $19.7 million, were held in a segregated account at the Bank pending completion of the stock offering. A portion of these funds resulted from the transfer of deposit funds within the Bank. These funds were exchanged for stock in the newly formed Company, and are reflected in the Stockholders’ equity section of the balance sheet at March 31, 2012.

Net loans increased by $8.8 million at March 31, 2012 compared to December 31, 2011. Residential mortgage loans increased $3.7 million due to growth in our adjustable-rate mortgage portfolio. Construction loans increased $3.8 million due to increased lending efforts focused on this market. The portfolio of securities available for sale increased $5.8 million to $41.9 million at March 31, 2012 from December 31, 2011, primarily due to increases in floating rate and shorter-maturity corporate bonds.

Deposits increased $4.4 million to $249.6 million at March 31, 2012. The increase was partly attributable to an increase in demand deposit accounts of $3.9 million, and an increase in money market deposit accounts of $2.3 million.

Stockholders’ equity increased $20.4 million to $43.0 million, or 13.7% of total assets as of March 31, 2012 due to the infusion of capital from the conversion, net of conversion costs. At December 31, 2011, the Bank’s ratio of surplus to total assets was 7.5%.

About Wellesley Bancorp

The Company is the holding company for Wellesley Bank, a community-oriented financial institution offering traditional financial services, including competitive banking products and investment management services, within its local communities through its executive office and three full service offices located in Wellesley, Massachusetts. Wellesley Bank was established in 1911 as a Massachusetts chartered cooperative bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company’s summary income statement and other data follow:

Wellesley Bancorp, Inc. and Subsidiaries
Consolidated Statements of Operations
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2012	2011
Interest and dividend income:
Interest and fees on loans	$3,116	$3,041
Other interest and dividend income	269	204
Total interest and dividend income	3,385	3,245
Interest expense	617	723

Net interest income	2,768	2,522
Provision for loan losses	150	300

Net interest income, after provision for loan losses	2,618	2,222

Total noninterest income	117	105

Noninterest expenses:
Salaries and employee benefits	1,100	942
Occupancy and equipment	286	198
Contributions	1,800	8
Other general and administrative	526	406
Total noninterest expenses	3,712	1,554

Income (loss) before income taxes	(977)	773
Provision (benefit) for income taxes	(424)	281

Net income (loss)	$(553)	$492

Other Data:
Return (loss) on average assets	(0.73)%	0.76%
Return (loss) on average equity	(6.12)%	9.70%
Net interest margin	3.81%	4.02%

The Company’s summary balance sheet and other bank only data follow:

Wellesley Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	March 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$28,624	$33,524

Certificates of deposit	600	100
Securities available for sale, at fair value	41,905	36,088
Federal Home Loan Bank of Boston stock, at cost	1,714	1,930

Loans	234,083	225,229
Less allowance for loan losses	(3,456)	(3,396)
Loans, net	230,627	221,833

Bank-owned life insurance	4,244	4,208
Premises and equipment, net	1,973	1,168
Other assets	4,509	4,297

Total assets	$314,196	$303,148

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$34,956	$31,017
Interest-bearing	214,662	214,229
	249,618	245,246

Short-term borrowings	7,070	7,059
Long-term debt	13,500	7,500
Stock subscriptions	-	19,666
Accrued expenses and other liabilities	871	946
Total liabilities	271,059	280,417

Stockholders' equity	43,137	22,731

Total liabilities and stockholders' equity	$314,196	$303,148

Other Bank Only Data:
Nonperforming loans to total loans	1.98%	3.10%
Tier 1 capital to average total assets	10.45%	7.81%
Tier 1 capital to risk-weighted assets	14.35%	10.65%
Total capital to risk-weighted assets	15.60%	11.91%

CONTACT:
Wellesley Bancorp, Inc.
Thomas J. Fontaine, 781-235-2550
President and Chief Executive Officer